SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

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|_|   Preliminary Proxy Statement
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|_|   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               Tridex Corporation
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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            ____________________________________________________________________
      2)    Aggregate number of securities to which transaction applies:

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      paid previously. Identify the previous filing by registration statement
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

                               Tridex Corporation
                                 61 Wilton Road
                           Westport, Connecticut 06880

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 19, 1999

      Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Tridex Corporation (the "Company"), a Connecticut corporation, will be held on Wednesday, May 19, 1999, at 10:00 am Eastern Daylight Savings Time, at The Westport Inn, 1595 Post Road East, Westport, Connecticut for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

      (1) To consider and act upon a proposal to elect five Directors to serve until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified;

      (2) To consider and act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP, Certified Public Accountants, as independent public accountants of the Company for the year ending December 31, 1999; and

      (3) To receive the reports of Officers (without taking any action thereon) and transact such other business as may legally come before the Meeting.

      Shareholders of record at the close of business on April 9, 1999 are entitled to notice of and to vote at the Meeting. The transfer books will not be closed for the Meeting.

        The Company's Proxy Statement, Form of Proxy and Annual Report for the year ended December 31, 1998 are submitted herewith.

                                            By Order of the Board of Directors,
                                            George T. Crandall
                                            Secretary

Westport, Connecticut
April 19, 1999

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, THE COMPANY REQUESTS THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                           (Left Blank Intentionally)

                               Tridex Corporation
                                 61 Wilton Road
                           Westport, Connecticut 06880

                    ----------------------------------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                                 OF SHAREHOLDERS

                    ----------------------------------------

                      SOLICITATION AND REVOCATION OF PROXY

      The following information concerning the enclosed proxy and matters to be acted upon under the authority of such proxy is furnished to shareholders of Tridex Corporation (the "Company") in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, May 19, 1999.

      Any shareholder that executes and returns the enclosed proxy has the power to revoke the same anytime prior to it being voted.

      The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable. The proxy is in ballot form so that a specification may be made to grant or withhold authority to vote for the election of Directors and to indicate separate approval or disapproval as to each of the other matters presented to shareholders. All of the proposals will be presented by the Board of Directors. The shares represented by the proxy will be voted for the election of each of the Directors named thereon, unless authority to do so is withheld. With respect to each proposal presented to shareholders other than the election of Directors, the shares represented by the proxy will be voted in accordance with the specifications made. Where a choice is not so specified, the shares represented by the proxy will be voted "FOR" the proposals. The Proxy Committee consists of Messrs. Seth M. Lukash, Paul J. Dunphy and Thomas R. Schwarz. A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum to transact business at the Annual Meeting. A majority of the votes cast is required for the approval of the proposals to be considered by the shareholders at the Annual Meeting.

      This Proxy Statement is being mailed to shareholders on or about April 21, 1999.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      As of the close of business on April 9, 1999, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 6,368,289 shares of common stock issued and outstanding. Each share entitles the holder to cast one vote on each matter submitted for shareholder vote at the Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth information as to the beneficial ownership of the Company's common stock as of April 9, 1999 for each person who is known by the Company to own beneficially more than five percent of the Company's issued and outstanding common stock, each person who is, or was, as of December 31, 1998, a Director, a nominee for Director, or an individual named in the Summary Compensation Table, and all Directors and Executive Officers of the Company as a group. The persons named in such table have furnished the information set forth opposite their respective names:

                                                                       Amount and Nature of     Percent of
Name of Beneficial Owner                                              Beneficial Ownership(1)    Class(2)
---------------------------------------------------------------      ---------------------------------------
Management Beneficial Owners
Seth M. Lukash ................................................            578,837(3)              9.0%

Alvin Lukash ..................................................             44,666(4)                 *

Graham Y. Tanaka ..............................................            132,182(5)              2.1%

Paul J. Dunphy ................................................             50,166(6)                 *

Thomas R. Schwarz .............................................             15,166(6)                 *

Dennis J. Lewis ...............................................            136,014                 2.1%

Gary H. German ................................................            107,256(7)              1.7%

Paul C. Wolf ..................................................             94,916(7)              1.5%

Daniel A. Bergeron ............................................             13,333(8)                 *

John MacWillie ................................................             10,000(8)                 *

Raymond Mueller ...............................................             12,666(8)                 *

Samuel J. Villanti ............................................                  0                    *

All Directors and Executive Officers
  as a group (14 persons) .....................................          1,270,535(9)             19.3%

Other Beneficial Owners
Paul J. Smith .................................................            714,000                11.2%
  85 North Hill Side Drive, North Myrtle
  Beach, SC 29582
Massachusetts Mutual Life Insurance Company & Related Parties..          1,085,714(10)            15.1%
  1295 State Street,
  Springfield, MA  01111
Dimensional Fund Advisors, Inc. ...............................            318,700(11)             5.0%
  1299 Ocean Avenue, Santa Monica, CA 90401

----------

(1) Except as otherwise indicated, each of the persons named in the table has sole voting power and sole investment power with respect to the shares set forth opposite his name.

(2)   An asterisk denotes beneficial ownership of less than 1%.

(3) Includes 53,332 shares exercisable under the Company's 1997 Long Term Incentive Plan (the "1997 Plan"). Mr. Lukash's address is care of the Company at 61 Wilton Road, Westport, CT 06880.

(4) Includes 6,666 shares exercisable under the 1997 Plan. Mr. Lukash's address is care of the Company at 61 Wilton Road, Westport, CT 06880.

(5) Includes 2,000 shares held of record by Mr. Tanaka's sons, and 7,666 shares exercisable under the Company's Non-employee Directors' Stock Plan (the "Directors' Plan").

(6)   Includes 7,666 shares exercisable under the Director's Plan.

(7)   Includes 30,000 shares exercisable under the 1997 Plan.

(8)   Consists entirely of shares exercisable under the 1997 Plan.

(9) Includes 198,329 shares exercisable under the 1997 Plan and 22,998 shares exercisable under the Directors' Plan.

(10) On April 17, 1998, the Company issued and sold 285,714 shares of common stock at $7.00 per share to Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors and MassMutual Corporate Value Partners Limited (the "MassMutual Investors"). As of May 27, 1998, the Company issued to the MassMutual Investors warrants to purchase 350,931 shares of common stock at $7.00 per share. As of March 26, 1999, in connection with an amendment and waiver of certain financial covenants in their agreements with the Company, the MassMutual Investors exchanged these 350,931 warrants for new warrants to purchase 800,000 shares of common stock at $2.03125, the closing price of the common stock on March 26, 1999. The new warrants are exercisable until April 17, 2008. With the issuance of the new warrants, the MassMutual Investors beneficially own 15.1% of the Company's common stock.

(11) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 318,700 shares of common stock as of December 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

Compliance with Section 16(a).

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("10% Owners") to file with the Securities and Exchange Commission ("SEC") and the Nasdaq Stock Market reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, Executive Officers and 10% Owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to Directors, Executive Officers and 10% Owners were complied with, except that Messrs. A. Lukash and Lewis each filed one report two months late, Messrs. Tanaka and Villanti each filed one report one month late, Messrs. S. Lukash and Bergeron each filed one report three days late, and Mr. Schwarz filed one report two days late and Messrs. Tanaka and Dunphy each filed one report one day late.

                              ELECTION OF DIRECTORS

      At the Annual Meeting, five persons are to be elected to hold office as Directors, to serve until the next Annual Meeting or until their successors are duly elected and qualified. In the absence of instructions to the contrary, the persons named in the enclosed form of proxy as members of the Proxy Committee will vote such proxy "FOR" fixing the number of Directors at five and the election of the five nominees named below. Should any of the nominees become unavailable, which is not anticipated, it is intended that proxies will be voted for the election of such other person as the Board of Directors may recommend in place of such nominee.

                                 Seth M. Lukash
                                 Paul J. Dunphy
                                 Dennis J. Lewis
                                Graham Y. Tanaka
                                Thomas R. Schwarz

            INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

      SETH M. LUKASH, 52, has been a senior executive officer of the Company since 1977 and has been a Director since 1979. He has served as Chairman of the Board of Directors of the Company since November 1988, Chief Executive Officer since August 1987 and President and Chief Operating Officer since June 1989. Mr. Lukash previously served as President of the Company from September 1983 to August 1988 and as Chief Operating Officer from September 1983 to August 1987. Mr. Lukash is the son of Alvin Lukash, Director Emeritus of the Company.

      PAUL J. DUNPHY, 79, has been a Director of the Company since 1989. Mr. Dunphy has been a management consultant from 1988 until the present. Mr. Dunphy was Chairman of the Board, Chief Executive Officer and President of Towle Manufacturing Company, from 1985 through 1988 and was Executive Vice President of Anchor Hocking, a glass and metal manufacturer, from 1970 through 1984. Mr. Dunphy is a Director of Midwest Fabricating Co. and Four Johns Corporation. He also is a member of the Board of Trustees of Mt. Ida College, the President's Advisory Council of Bentley College and the Executive Advisory Board for Ohio University.

      GRAHAM Y. TANAKA, 51, has been a Director of the Company since 1988. Mr. Tanaka has been President of Tanaka Capital Management, Inc., an investment management firm, since 1986. From 1980 to 1986, Mr. Tanaka served as Chairman of Milbank, Tanaka & Associates. Mr. Tanaka is a director of TransAct Technologies Incorporated ("TransAct"), a manufacturer of transaction based printers which was a subsidiary of the Company through March 31, 1997. Mr. Tanaka is also a member of the Board of Directors of the Japanese American National Museum.

      THOMAS R. SCHWARZ, 62, has been a Director of the Company since 1995. Mr. Schwarz was Chairman of Grossman's Inc., a retailer of building materials, from 1990 to 1994, when he retired. Mr. Schwarz was President, Chief Operating Officer and a director of Dunkin' Donuts Incorporated, a food service company, from 1980 to 1990. He is the Chairman of the Board of Directors of TransAct and a director of Lebhar-Friedman Publishing Company and Foilmark, Inc., a manufacturer of hot stamping equipment and supplies. Mr. Schwarz was a board member of The Timberland Company, an overseer of WGBH Educational Foundation, Inc. (New England Public Broadcasting), the David Littman Foundation, The Walnut Hill School and co-chairman of the Inner City Scholarship Fund.

      DENNIS J. LEWIS, 44, has been a Director of the Company since 1997. Mr. Lewis was President of Ultimate Technology Corporation ("Ultimate"), a wholly owned subsidiary of the Company, from its acquisition by the Company in 1993 until September 30, 1998. Prior to the acquisition, Mr. Lewis served as Ultimate's President, Chief Executive Officer and Director since 1988. Mr. Lewis founded Serv Tech, Inc. and served as its Chairman and Chief Executive Officer from 1981 to 1983. Mr. Lewis has held senior management positions related to the sales, engineering and service of computer peripherals with Add Electronics, RG Engineering, Naum Brothers and Digital Equipment Corporation.

             INFORMATION CONCERNING NON-DIRECTOR EXECUTIVE OFFICERS

      DANIEL A. BERGERON, 39, has been a Vice President of the Company since March 19, 1998 and Chief Financial Officer of the Company since April 1, 1998. Prior to joining Tridex, Mr. Bergeron served as Vice President and Chief Financial Officer of Dorr-Oliver Incorporated, an international manufacturing and engineering company. Prior to 1987, Mr. Bergeron held various financial management positions with Akzo America Inc. and United Brands Company.

      JOHN MACWILLIE, 50, joined Tridex in May 1998 as Vice President of Technology and Strategic Business Development. Prior to joining Tridex, Mr. MacWillie was a Vice President of the Gartner Group from March 1996 to May 1998 and was Director of Strategic Business Development at Symantec Corporation from 1993 to 1996. Previously, he was Vice President of Marketing at JYACC, Inc. and Chief Technology Officer at Telemetrics, Inc.

      RAYMOND J. MUELLER, 39, was appointed President of Progressive on April 17, 1998 upon its acquisition by Tridex. He joined Progressive in 1996 as manager of the Denver branch office and was Executive Vice President since October 1997. Prior to joining Progressive, Mr. Mueller was Vice President and Chief Information Officer of Richfield Hospitality Services, Inc. from 1994 to 1996 and was President of Tradeware Technologies, Inc. from 1980 to 1994.

      SAMUEL VILLANTI, 34, was appointed President of Ultimate on October 12, 1998. Prior to joining Ultimate, Mr. Villanti was General Manager of Axiohm IPB's engineering and manufacturing facility in Ithaca, NY from March 1998 to October 1998. He was employed in the management consulting practice of Price Waterhouse LLP from 1990 to 1995. Previously, he held various management positions with NCR Corporation.

      GARY GERMAN, 43, has been Vice President of Sales and Marketing of Ultimate since 1992. He joined Ultimate in 1991 as Director of Sales and Marketing. Mr. German has held senior sales positions with Apollo Computer, Prime Computer and MIPS Computer Systems.

      PAUL WOLF, 37, has been Vice President of Engineering of Ultimate since 1993. He joined Ultimate in 1990 as Director of Engineering. Mr. Wolf has completed quality designs for companies such as Hughes Network Systems, Federal Express and Tokheim Security Pacific.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Prior to 1997, the Company made a personal loan to Seth M. Lukash, Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and a Director of the Company. During 1998, the highest outstanding balance of the loan to Seth M. Lukash was $125,000. The loan is evidenced by a demand note and bears interest at an annual rate equal to the rate charged by the Company's senior lender on its line of credit. The Company's Board of Directors has agreed to defer payment of the principal balance of the loan until after December 31, 1999. Interest on the loan is paid quarterly. As of April 9, 1999 the principal amount outstanding under the loan was $125,000.

      On March 14, 1997, the Company accepted a note in the amount of $801,375.00 from Seth M. Lukash in payment of the exercise price of options and warrants. The note is a full recourse note, due June 30, 1999, bearing interest payable quarterly at 7.577% and secured by a pledge of shares acquired through the exercise of the options and warrants.

      Alvin Lukash and the Company entered into a Retirement Agreement as of December 31, 1995. Pursuant to the agreement, as amended in 1996, the Company provides Mr. Lukash with a lifetime retirement benefit of $100,000 per year, a $400 per month automobile allowance, an annual life insurance premium ($7,874 in 1998) and health insurance coverage for Mr. Lukash under the Company's health insurance plan. If a change of control of the Company occurs, the Company will establish a trust and immediately deposit funds with the trustee equal to the present value of the remaining retirement benefit.

      On July 19, 1995, the Board of Directors of the Company appointed Mr. Alvin Lukash to the position of Director Emeritus. In that capacity, Mr. Lukash is entitled to attend and participate in all meetings of the Board of Directors, but he is not entitled to vote as a member of the Board. Mr. Lukash is not compensated for his services as a Director Emeritus, but is reimbursed for expenses incurred to attend Board of Directors meetings.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

      During 1998, the Board of Directors held eleven meetings. Each incumbent Director attended more than 75% of (a) the total number of meetings of the Board of Directors, and (b) the total number of meetings of all committees of the Board of Directors on which he served.

      The Board of Directors has an Audit Committee, which held four meetings during 1998. The Audit Committee is comprised of Messrs. Paul J. Dunphy, Chairman, Graham Y. Tanaka and Thomas R. Schwarz. The functions of the Audit Committee are to participate in the selection and review the findings of independent public accountants, review internal audit activities, consider accounting policies selected by management and review internal accounting controls and such other matters relating to the Company's financial and accounting practices as such Committee deems appropriate.

      The Board of Directors has a Compensation and Stock Option Committee comprised of Messrs. Thomas R. Schwarz, Chairman, Graham Y. Tanaka and Paul J. Dunphy, which has the responsibility for approving the compensation arrangements for senior management of the Company. The Compensation and Stock Option Committee approves the adoption of any compensation plans in which Executive Officers and Directors of the Company are eligible to participate, as well as the granting of stock options or other benefits under such plans and under the Company's 1997 Plan and 1998 Plan. The Compensation and Stock Option Committee held six meetings during 1998.

      The Board of Directors has a Nominating Committee comprised of Messrs. Graham Y. Tanaka, Chairman, Paul J. Dunphy and Thomas R. Schwarz. The Nominating Committee has the responsibility for recommending to the Board of Directors nominees for election to the Board. The Nominating Committee will not consider nominees recommended by shareholders. The Nominating Committee held one meeting during 1998.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

      Pursuant to requirements under federal securities laws, the Compensation and Stock Option Committee of the Company is required to provide a report on the compensation and benefits provided to the Company's Executive Officers. The following report describes the function and composition of the Compensation and Stock Option Committee, sets forth the compensation policies and goals of the Company, and provides a description of how compensation for executive officers is determined.

The Compensation and Stock Option Committee

      There are three members of the Compensation and Stock Option Committee, all of whom are outside directors: Thomas R. Schwarz, Chairman, Graham Y. Tanaka and Paul J. Dunphy. The Compensation and Stock Option Committee: (a) establishes the general compensation policies of the Company; (b) approves the hiring and firing of all officers, subsidiary and division Presidents and all staff reporting directly to the Chief Executive Officer of the Company; and (c) approves the compensation plans and specific compensation levels for all Executive Officers, including subsidiary and division Presidents and all staff reporting directly to the Chief Executive Officer of the Company, except that the compensation of any employee director is determined by the full Board based on the recommendation of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee also approves the issuance of all options to employees of the Company and its subsidiaries under the Company's 1997 Plan and 1998 Plan. The Compensation and Stock Option Committee met six times during the year.

Compensation Policies and Goals

      The primary goals of the Company's compensation policies are to help retain, motivate and reward management of the Company and its subsidiaries, while, at the same time, aligning their interests closely with those of the Company and its shareholders. The Company seeks to attract and retain management by offering a competitive total compensation package. The Company also believes it is important to the retention of its management that it provide benefits which accrue to the benefit of, and provide security to, its management over the long term. To align the interests of management more closely with those of the Company as a whole and reward individual initiative and effort, the Company seeks to promote performance-based compensation where contribution to the Company as a whole is rewarded. Through the use of performance-based plans that reward attainment of subsidiary, division or Company goals, the Company seeks to foster an attitude of teamwork. The Company also believes that the use of equity ownership is an important tool to ensure that the efforts of management are consistent with the objectives of its shareholders and through the use of stock options seeks to promote increased ownership by management of the Company.

      The Company and the Compensation and Stock Option Committee have tried to achieve the above goals utilizing publicly available information regarding competitive compensation. The Compensation and Stock Option Committee retains an independent consultant to ensure that compensation for the Company's management is competitive, meets the above-stated objectives and is consistent for all members of management of the Company and its subsidiaries.

Compensation Components

      At present, the compensation of the executive officers of the Company consists of a combination of salary, cash bonuses, stock options and participation in the Company's 401(k) plan, as well as the provision of health and other insurance benefits typically offered to corporate executives. Several of the executive officers of the Company's subsidiaries are parties to employment agreements entered into at the time of the Company's purchase of the subsidiaries. Several other executive officers are parties to agreements with the Company that provide for severance payments under certain circumstances. These agreements are described under "Employment Contracts, Termination of Employment and Change-In-Control Arrangements" for the officers listed in the Summary Compensation Table.

Salaries: In general, base salaries were fixed at the beginning of the year for the subsequent twelve months based on the Compensation and Stock Option Committee's assessment of competitive base salaries. In 1998, the annual base salary of Seth M. Lukash, Chairman, President, Chief Executive Officer and Chief Operating Officer of the Company, was increased from $270,000 to $282,000.

Cash Bonuses: The Company maintains an incentive compensation plan for all salaried employees of the Company and its subsidiaries, including key executives, which provides for the payment of cash bonuses. Under the plan, an incentive target, as well as individual goals and objectives, are fixed for each employee at the beginning of the year and bonuses are paid shortly after the end of the year. In order to earn any incentive compensation under the plan, certain financial goals, including gross profit, operating profit, return on capital employed and sales, must be met. The percentage of the incentive target to be paid varies based on the level of attainment of the financial goals; the incentive target to be paid ranges from 50% to 150%, except that for corporate-based participants, the range is 50% to 100%. Other components of the award calculation include the individual incentive target, which ranges from 20% to 50% of base salary for key employees, and a rating of the participants performance versus individual objectives during the plan period.

For 1998, the goals for Mr. Lukash related principally to the attainment of a specific operating profit level and the development of various strategic acquisition and growth plans. His target bonus was 50% of base salary. No bonus was earned in 1998. For 1999, Mr. Lukash's target bonus remains 50% of his base salary.

For 1998, bonuses in varying amounts were earned by plan participants at Ultimate.

Stock Options: Under the Company's 1998 and 1997 Plans, options are granted by the Compensation and Stock Option Committee. Under guidelines adopted by the Committee in 1995, eligible employees (certain classifications of salaried employees of the Company and its subsidiaries who have been determined by the Committee to qualify for an incentive of equity ownership) are granted an initial award on their date of hiring for a fixed number of shares depending on their level, which vests over three years. In each year following the initial award, eligible employees may be granted an annual award in varying amounts depending on their level and individual performance.

During 1998, a total of 170,000 options were granted to Executive Officers of the Company, none of which was granted to Seth M. Lukash.

Other Benefit Plans: Executive Officers of the Company may participate in the nondiscriminatory Tridex Corporation 401(k) Retirement Plan. No decisions with respect to this plan are made by the Compensation and Stock Option Committee.

      The Committee strives to assure that the executive compensation serves the best interests of the shareholders and the Company.

                                 Compensation and Stock Option Committee

                                 Thomas R. Schwarz, Chairman
                                 Graham Y. Tanaka
                                 Paul J. Dunphy

Summary Compensation Table

      The following table sets forth the compensation earned by the Company's Chief Executive Officer and the four most highly compensated Executive Officers whose compensation exceeded $100,000 for 1998 and for each of the prior two fiscal years. Mr. Bergeron joined the Company in March 1998 with an annualized salary of $150,000. Raymond J. Mueller joined the Company as President of Progressive in April 1998 with an annualized salary of $160,000. John MacWillie joined the Company as Vice President of Technology and Strategic Business Development in May 1998 with an annualized salary of $150,000. Samuel J. Villanti joined the Company as President of Ultimate on October 12, 1998 with an annualized salary of $145,000. It is anticipated that Messrs. MacWillie and Villanti will appear in the following table in subsequent years.

                              Annual Compensation (1)         Long Term Compensation Awards
                         --------------------------------     -----------------------------
                                                                 Stock           All Other
        Name and           Year       Salary     Bonus(2)       Options(3)     Compensation(4)
   Principal Position      Ended        ($)        ($)             (#)              ($)
-----------------------   --------   --------   --------      --------------   ------------
Seth M. Lukash             12/31/98    $276,000           0           0          $  4,170
Chairman of the Board,     12/31/97    $270,000    $135,000      90,000          $  1,055
President, Chief           12/31/96    $270,000    $135,000      30,000          $      0
Executive Officer and
Chief Operating Officer

Dennis J. Lewis            12/31/98    $118,972    $      0           0          $311,850(5)
President, Ultimate        12/31/97    $144,905    $  6,009      75,000          $378,063(5)
Technology Corporation     12/31/96    $144,000    $ 43,200           0          $221,720(6)

Gary H. German             12/31/98    $135,375    $ 11,824           0          $198,189(5)
Vice President, Sales      12/31/97    $132,598    $ 12,917      45,000          $239,833(5)
and Marketing, Ultimate    12/31/96    $129,000    $ 32,250           0          $155,976(6)
Technology Corporation

Paul C. Wolf               12/31/98    $123,183    $ 10,724           0          $170,312(5)
Vice President,            12/31/97    $120,713    $ 16,232      45,000          $206,820(5)
Engineering, Ultimate      12/31/96    $117,000    $ 23,400           0          $ 83,800(6)
Technology Corporation

Daniel A. Bergeron         12/31/98    $117,692    $      0      60,000          $    563
Vice President and
Chief Financial
Officer, Tridex
Corporation

Raymond J. Mueller         12/31/98    $113,333    $      0      35,000          $  2,267
President, Progressive
Software, Inc.

----------
(1) Neither the Chief Executive Officer nor any of the other Executive Officers named in the table received perquisites or other personal benefits in an amount which exceeded 10% of their salary plus bonus during 1998.

(2) The bonus amounts are payable pursuant to the Company's discretionary incentive plan described more fully in the Report of the Compensation and Stock Option Committee of the Board of Directors.

(3) Options granted in 1998 and 1997 were granted under the Company's 1997 Plan. Options granted in prior years were granted under the Company's 1989 Long Term Incentive Plan.

(4) Unless otherwise indicated, these amounts consist entirely of Company contributions under the Company's 401(k) Plan.

(5) During 1998, Messrs. Lewis, German and Wolf received 11,500 shares, 7,250 shares and 6,250 shares, respectively, of the Company's common stock under the Stock Incentive Compensation Agreement. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements." Compensation in 1998 includes $311,804, $196,567 and $169,453, respectively, applicable to the issuance of such shares under the agreement. During 1997, comparable receipts were 23,000 shares, 14,500 shares and 12,500 shares, respectively, and comparable amounts of compensation were $378,063, $238,344 and $205,469, respectively.

(6) For year ended December 31, 1996, Messrs. Lewis, German and Wolf earned performance-based compensation of $220,765 $154,535 and $82,787, respectively, under an Employee Performance Compensation Agreement among Tridex, Ultimate, and Messrs. Lewis, German and Wolf.

Option Grants in 1998

                                 Individual Grants
                   -----------------------------------------------
                                 Percent of                          Potential Realizable
                                   Total                               Value at Assumed
                                  Options     Exercise               Annual Rate of Stock
                                 Granted to   or                     Price Appreciation for
                                 Employees    Base                       Option Term (2)
                    Options         in        Price      Expiration  ----------------------
Name                Granted(1)   the Year     ($/share)     Date          5%          10%
----                ---------    ---------    ---------  ----------  ----------  ----------
Daniel A. Bergeron   40,000         7.9%      $  7.125    3/19/08     $179,200     $454,200
                     20,000         3.9%      $ 3.3125    11/13/08    $ 41,700     $105,600

Raymond J. Mueller   35,000         6.9%      $   7.00    4/17/08     $154,000     $390,500

----------
(1) All options were granted under the Company's 1997 Plan. In general, options granted under the 1997 Plan are at an exercise price equal to 100% of the fair market value of the common stock on the date of grant, expire ten years from the date of grant, and become exercisable on the first through third anniversaries of the date of grant.

(2) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compared rates of appreciation on the Company's common stock shares over the term of the options. This hypothetical value is based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the term of the options granted in 1998. The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, non-transferability or vesting over various periods.

Aggregated Option Exercises in 1998 and Values at December 31, 1998

                                                                                         Value of Unexercised
                                                           Number of Unexercised               In-the-Money
                                                               Options At                     Options At
                      Shares                                  December 31, 1998        December 31, 1998 ($)(1)
                     Acquired        Value           -------------------------------  ----------------------------
Name               On Exercise(#)   Realized($)(1)   Exercisable       Unexercisable   Exercisable    Unexercisable
----               --------------   --------------   -----------       -------------   -----------    -------------
Seth M. Lukash             --         $     --           26,666           80,000            --         $     --

Dennis J. Lewis        25,000         $120,313               --               --            --         $     --

Gary H. German             --         $     --           15,000           45,000           938         $  1,875

Paul C. Wolf               --         $     --           15,000           45,000           938         $  1,875

Daniel A. Bergeron         --         $     --               --           60,000                       $

Raymond J.  Mueller        --         $     --               --           35,000                       $

----------
(1) The closing price for the Company's common stock as reported by the Nasdaq Stock Market on December 31, 1998 was $2.875. The Value of Unexercised In-The-Money Options is calculated on the basis of the difference between the option price and $2.875 multiplied by the number of shares of common stock underlying the option.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements.

      Under the terms of an Employment Agreement dated December 2, 1996 between Seth M. Lukash and the Company, Mr. Lukash serves as Chairman and Chief Executive Officer for a term of two years. Under the terms of the agreement, if Mr. Lukash's employment is terminated other than for cause Mr. Lukash shall be entitled to continue to receive his then current annual base salary, his annual target bonus for the year of termination, group insurance, and other benefits for a period of two years payable in monthly installments. If Mr. Lukash's employment is terminated, other than for cause, within one year of a change in control of the Company, Mr. Lukash shall be entitled to receive his then current annual base salary and annual target bonus for a period of three years, payable in monthly installments, and continuation of all benefits. In addition, the Company shall cause immediate vesting of all options and rights under the Company's stock plans.

      Under terms of separate Employment Agreements between the Company and each of Daniel A. Bergeron and John MacWillie, in the case of a change of control with a terminating event, such officer shall be entitled to receive his then current annual base salary and annual target bonus for a period to two years, payable in monthly installments, and continuation of all benefits. In addition, the Company shall cause immediate vesting of all options and rights under the Company's stock plans.

      Under terms of separate Employment Agreements between the Company and each of Raymond J. Mueller and Samuel J. Villanti, if their employment is terminated, other than for cause, within one year of a change in control of the Company, the Company shall pay in cash in monthly installments an amount equal to their annual base salary and annual target bonus.

      Under the terms of separate Employment Agreements between Ultimate and each of Gary H. German and Paul C. Wolf, if any such officers' employment is terminated, other than for cause, he shall be entitled to receive, for twelve months following the date of termination, the salary and benefits which would otherwise have been payable to him.

      On March 10, 1997, Mr. Lewis, Mr. German and Mr. Wolf, who were shareholders of Ultimate prior to the acquisition (collectively the "Ultimate Officers"), entered into a Stock Incentive Compensation Agreement (the "SIC Agreement") which terminated the Employee Performance Compensation Agreement entered into among the Ultimate Officers, Ultimate and the Company in January 1993, when the Company acquired Ultimate. Under the terms of the SIC Agreement, 100,000 shares of the Company's common stock were issued to the Ultimate Officers, of which 50,000 shares were pledged to Ultimate (the "Pledged Stock") pursuant to a pledge agreement, which expires upon the satisfaction of future service obligations. On January 2, 1998 the Company released to the Ultimate Officers 25,000 shares from escrow. Effective on September 30, 1998, Mr. Lewis voluntarily terminated his employment with Ultimate. In accordance with the provisions of the SIC Agreement, Mr. Lewis forfeited 11,500 shares. The balance of the Pledged Stock was released to Messrs. German and Wolf in January 1999.

Compensation of Directors

      During 1998, each outside Director of the Company received as compensation for services rendered and expenses incurred (a) $2,000 for each fiscal quarter served as Director, (b) $750 for each Board of Directors' meeting attended and
(c) $300 for each Board of Directors' Committee meeting attended. Directors receive $250 for each telephonic meeting, and Chairmen of Committees receive $600 for each committee meeting attended.

                           CORPORATE PERFORMANCE GRAPH

      The following graph reflects a comparison of the cumulative total return on the Company's common stock from April 2, 1994 through December 31, 1998 with the CRSP Total Return Index for the NASDAQ Stock Market (US) and the NASDAQ Computer Manufacturer Stocks. The graph assumes that $100 was invested on April 2, 1994 in each of the Company's common stock, the CRSP Total Return Index for the NASDAQ Stock Market (US) and the NASDAQ Computer Manufacturer Stocks and that all dividends were reinvested.

              Comparison of Five Year Cumulative Total Return Among
                        Tridex Corporation Common Stock,
          the CRSP Total Return Index for the NASDAQ Stock Market (US),
                   and the NASDAQ Computer Manufacturer Stocks

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL]

                                         4/2/94     4/1/95    12/31/95   12/31/96   12/31/97   12/31/98
Tridex Corporation Common Stock         $100.00     $85.67    $100.00    $183.86    $340.67    $200.91
CRSP Total Return Index for the
   NASDAQ Stock Market (US)              100.00     111.25     144.32     177.47     217.73     306.07
NASDAQ Computer Manufacturer Stocks      100.00     119.41     178.40     239.66     289.34     629.36

                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

      At the Annual Meeting, approval and ratification of the Board of Directors' selection of PricewaterhouseCoopers LLP as independent public accountants to perform the audit of the financial statements of the Company and its subsidiaries for the year ending December 31, 1999 will be considered. The Board of Directors recommends the approval of Price Waterhouse LLP. Proxies solicited by the Company will be voted "FOR" this approval unless shareholders specify a contrary choice in their proxies. Representatives of the firm of Price Waterhouse LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

                SECURITY HOLDER PROPOSALS FOR 1999 ANNUAL MEETING

      Shareholder proposals for inclusion in the 2000 Proxy Statement and form of proxy for the Annual Meeting of Shareholders to be held in 2000 must be received by the Secretary of the Company on or before January 18, 2000. If the date of the next Annual Meeting is subsequently advanced by more than thirty calendar days or delayed by more than ninety calendar days from the date such meeting is scheduled to be held under the Company's By-laws, the Company will inform shareholders of such change and the date by which proposals of shareholders must be received. It is suggested that such proposals be sent by Certified Mail-Return Receipt Requested.

                                  ANNUAL REPORT

      A COPY OF THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE ADDRESSED TO: TRIDEX CORPORATION, SHAREHOLDER RELATIONS DEPARTMENT, 61 WILTON ROAD, WESTPORT, CONNECTICUT 06880.

                                     GENERAL

      The accompanying proxy will be voted as specified thereon. Unless otherwise specified, proxies will be voted for the slate of Directors nominated by the Nominating Committee as set forth in this Proxy Statement, and for each of the other matters to be presented to the shareholders at the Annual Meeting as set forth in this Proxy Statement. A majority of the votes cast is required for the approval of the proposals to be considered by the shareholders at the Annual Meeting. Abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on the matter and is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

      The Board of Directors is not aware of any matter which is to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter arise that requires a vote of the shareholders, the proxies confer upon the Proxy Committee the authority to vote in respect of any such other matter in accordance with the recommendation of management.

      The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company may use their personal efforts, without additional compensation, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

      SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                                                                  April 19, 1999

                               TRIDEX CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD, MAY 19, 1999

           This proxy is solicited on behalf of the Board of Directors of Tridex Corporation

      The undersigned shareholder of Tridex Corporation, Westport, Connecticut, does hereby nominate, constitute and appoint Seth M. Lukash, Paul J. Dunphy and Thomas R. Schwarz, or any of them, with full power to act alone, my true and lawful attorney-in-fact with full power of substitution, for me and in my name, place and stead to vote all of the Common Stock of Tridex Corporation standing in my name on its books on April 9, 1999, at the Annual Meeting of its shareholders to be held at The Westport Inn, Westport, Connecticut, on May 19, 1999 at 10:00 a.m., or at any adjournment thereof, with all powers the undersigned would posses if personally present as follows:

      This proxy, when properly executed, will be voted for the undersigned as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3.

                         (To be signed on Reverse Side)

|X|  Please mark your votes as in this example.

                                                  FOR      AGAINST
1.    ELECTION OF DIRECTORS                       |_|        |_|

       Nominees:         Seth M. Lukash
                         Paul J. Dunphy
                         Dennis J. Lewis
                         Thomas R. Schwarz
                         Graham Y. Tanaka

      For, except vote withheld from the following nominee(s):

                                                  FOR      AGAINST    ABSTAIN
2.    APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS  |_|        |_|        |_|

      A proposal to approve and ratify the selection of PricewaterhouseCoopers LLP as independent public accounts of Tridex Corporation for the fiscal year ending December 31, 1999.

3. In their discretion, Seth M. Lukash, Paul J. Dunphy and Thomas R. Schwarz, or any of them are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

SIGNATURES:________________ DATE:______ SIGNATURES:________________ DATE:______

Note: Please sign exactly as name appears on the mailing label. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign the full corporate name by president or other authorized officer. If signing on behalf of a partnership, please sign the partnership name by authorized person.